Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Fourth Quarter and Full-Year 2016 Financial Teleconference
February 21, 2017, 1:30 p.m. (PST)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Edison International delivered excellent fourth quarter and full-year results, led by SCE’s strong operating performance. Core earnings were $3.97 per share, at the high end of our core earnings guidance range. We have introduced 2017 earnings guidance with the midpoint of $4.14 per share, which is above consensus analyst estimates of $4.11 per share. We’ve been able to improve on our targeted 2017 EIX holding company costs compared to what I foreshadowed on our third quarter earnings call. Maria will provide further details in her comments.
Since this is our first year-end earnings call in our new roles, I want to take a few minutes on a couple of topics from my first few months as President and CEO and from reviewing our full-year results against our company goals.
First is the helpful and candid feedback we received from many of you from the investor perception study we launched in October. Thank you! Your comments resonated well with much of what we’ve heard in person. In particular, it reinforced some of the strategic thinking we’ve had underway on maintaining a strong focus on SCE as our core growth engine, and on the best areas of focus for Edison Energy Group.
I’d like to touch on a few of the key non-financial metrics the Board uses in measuring our performance annually. Though they may not be as critical to investors, they are critical to how we measure our performance in delivering safe, reliable, clean and affordable electricity to our customers.
A major priority across our company is being safe, and though we’ve improved our performance in our journey to injury free, we have more to do to meet the performance of our best-in-class peers. To that end we have elevated safety to one of our company’s core values and dedicated additional senior leadership in this area.
We are doing better in our customer service goals, with SCE ranking in the second quartile among peer utilities in the most recent J.D. Power survey. While we have continued to improve, our top quartile peers have continued to improve even more. We have done better in the past and first quartile is clearly achievable for SCE. Kevin, his leadership team and our employees are hard at work to make it happen.

Exhibit 99.2

SCE also improved its cost performance, as our 2016 earnings performance demonstrates. One way we measure SCE cost efficiency is controllable O&M per customer. We also track system average rates. SCE continues to reduce O&M costs and meet our system average rate targets.
Regarding SONGS, SCE continues to move into the decommissioning phase. It is also implementing the meet and confer process with interested parties in the SONGS proceeding as required in last December’s CPUC assigned commissioner ruling. The second required meeting is scheduled for February 24. We can’t comment on the substance of the meetings or speculate what will come from these sessions. As part of that process, last month we shared with the CPUC an update from the arbitration tribunal handling the MHI case that they expect a final decision by the end of next month.
Other important metrics we follow are purchases from minority business enterprises, where we continue to exceed our targets, and building a diverse workforce more reflective of our broader Southern California community. On a related note, I’m proud that Edison International has joined in supporting two national initiatives to advance gender parity by joining the Paradigm for Parity coalition and signing the Equal Pay Pledge that was sponsored by the prior White House. We take seriously our role in creating a diverse and engaged workforce, consistent with the larger corporate social responsibility policies that we similarly embrace.
At the top of that list of social responsibility policies is climate change, reflecting California’s ambitious policy goals. Governor Brown, in his January 24 State of the State address, reaffirmed California’s commitment to global leadership in encouraging renewable energy and combating climate change. While President Trump has signaled policy shifts in Washington, we believe Governor Brown and the California Legislature will continue to move forward with broad support from the State’s electorate. As the only major all-electric investor-owned utility in California, we offer potentially unique insights in transitioning the California economy away from fossil fuels through a more robust and renewable-rich electric grid.
We have seen considerable interest in SCE’s grid modernization proposals included in its 2018 General Rate Case, and had good engagement with CPUC staff and interveners through a series of well-attended workshops. These grid modernization efforts will provide the ability to accommodate customer choices around solar, storage, electric vehicles, and energy conservation. At the same time they will enable SCE to implement technologies and make investments in related infrastructure to enhance reliability for all customers and meet policy objectives. SCE awaits more specific CPUC guidance this fall on their views on the technology roadmap, which we expect will synch up with our GRC request. In the

Exhibit 99.2

interim, SCE is proceeding with some modest critical-path investments to ensure as much flexibility as possible so it can then ramp up once a GRC decision is received, hopefully by year-end.
Last month, SCE and the other investor-owned utilities collectively proposed roughly a billion dollars of investment in the area of transportation electrification to complement the passenger vehicle pilot programs now underway. SCE’s proposals accounted for more than half the total, at $573 million. These include some more immediate pilot projects such as electrification projects for cargo-handling and other mobile equipment at the Port of Long Beach and for electric transit buses. The largest proposal is for heavy duty vehicle charging infrastructure which will support development of appropriate battery technologies for heavy-duty vehicles, including creative tariff proposals to accelerate early adoption. SCE’s proposals also create an opportunity to improve the health and environment for many communities located near major transportation corridors and encourage investment in disadvantaged communities.
As I look ahead toward the next decade of significant investment by utilities and by customers to move the needle meaningfully on California’s greenhouse gas emission reduction goals, the pace will always need to be balanced by affordability. That’s why operational excellence will remain a key element of SCE’s business strategy, helping to improve both O&M costs as well as capital productivity. We are proud of having the lowest system average rate among the California investor-owned utilities and the lowest cost of capital. We believe these are two good starting points for finding the right balance of investment and customer affordability. In addition, we believe that the new types of electric loads resulting from electrification of current fossil fuel applications across the California economy in order to meet the State’s greenhouse gas emission reduction goals could lead to better utilization of our grid and therefore help moderate rate impacts.
We still see a reasonable floor for SCE investments of at least $4 billion annually in SCE capital spending and at least $2 billion annually in rate base growth. We will continue to see some timing-related movement in capital expenditures and rate base, especially on transmission project approvals. We continue to see some shift to the right for projects included in our formal forecasts, which delay the rate base and earnings growth slightly. Keep in mind that, at the same time, we have more potential rate base than this in opportunities we have not yet included in our formal forecasts. Maria will cover more of the specifics in her comments.
Turning to Edison Energy Group, since our last earnings call, we have continued our strategic review of these businesses and narrowed our focus to Edison Energy Group’s energy advisory services and solutions. We see great potential in integrating these into broader energy advisory services offerings

Exhibit 99.2

for large commercial and industrial customers throughout the U.S. with a largely capital-light business model.
We have scaled back business development at Edison Transmission. We see limited FERC Order 1000 opportunities in our target markets. We will continue our role as a launch partner for the Grid Assurance initiative to support transmission system reliability nationally. We have also shut down the Edison Water Resources business development effort. We have moved key individuals from both businesses to other roles in the company. We still plan on a much more robust business plan discussion regarding the commercial and industrial energy advisory services business with all of you by this fall. In the meantime, we want investors to see these businesses as a long-term valuation upside, not a near-term valuation drag.
Looking ahead, some of the key macro topics driving our long-term growth opportunities and performance are broad topics like California’s climate change targets and policy enablers such as transportation electrification, grid modernization, and new transmission investment. These are all underpinnings of our growth strategy and warrant a deeper dive than what we can cover in an earnings call and in our quarterly investor materials, so in April we’re going to launch what we call the Edison Insights series of periodic conference calls and videos on topics such as these. We look to have prepared remarks, as we do for our earnings calls, along with presentations and Q&A. The first of these will be the week of April 10 and cover the California climate change policy arena and transportation electrification. We hope these will be helpful additions to our investor dialogue.
Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My remarks cover our fourth quarter and full-year results compared to last year and to our 2016 earnings guidance. I’ll then cover the 2017 guidance that Pedro has already highlighted, update our capital spending and rate base forecasts and touch on a few other topics. Please turn to page 2 of the presentation.
Fourth quarter core earnings grew 16% on SCE’s strong performance. As was the case in previous quarters, SCE earnings comparisons still have some timing issues related to the adoption of the General Rate Case decision in the fourth quarter of last year. A principal earnings growth driver is lower operations and maintenance costs, which contributed nine of the 15 cents per share in SCE core earnings growth.
Revenues primarily reflect the normal GRC attrition year increases and modest additions to FERC revenues to reflect additional construction and operating costs. We also had a positive nine cents per share

Exhibit 99.2

revenue variance primarily due to recognition of the impact of the GRC decision in the fourth quarter last year. Roughly half of this is offset in taxes.
Higher depreciation reflects SCE’s ongoing capital spending program. Net financing costs, which include allowance for funds used during construction - AFUDC - together with interest and preference stock dividend expense, are five cents per share higher in the quarter. This largely reflects three cents per share of lower AFUDC contribution due to less construction work in progress. AFUDC rates of return, however, are still above average given SCE’s low short-term debt balances and a contributor to our earnings relative to rate base math, as I’ll discuss in a few minutes. Overall, there was not a variance within the income tax line for SCE, although there is four cents of tax benefits on stock options, largely offset by the GRC revenue item I mentioned earlier. The four cent benefit is related to the new accounting standard that requires recognition in earnings of the permanent tax benefit that arises when employees exercise stock options. Previously this flowed through the balance sheet only. As we noted in the third quarter 10-Q, we adopted this standard early, in the fourth quarter. We similarly anticipated this adoption in our November earnings guidance update although the actual amount recorded in total for the company is higher than our guidance assumption.
To finish up on the SCE earnings discussion there is a penny per share of other items, primarily from insurance programs. This gets us to a 17 percent increase in core earnings, or 15 cents per share, for SCE.
Let’s look next at Edison International parent and other. This includes both core holding company operating costs as well as the Edison Energy Group businesses. The same adoption of the new accounting standard on share-based payments applies here. The overall two cents per share positive benefits at the holding company are from tax benefits from stock options, partly offset by other tax items. Moving next to Edison Mission Group, comparisons reflect the continued absence of earnings from the affordable housing portfolio sold in the fourth quarter of last year.
To finish up, the only non-core items in the quarter relate to the EME bankruptcy. Last year’s fourth quarter results include non-core charges for the final accounting for the GRC implementation and the NEIL insurance recoveries at SCE. Also included are the sale of the EMG affordable housing portfolio and the non-core treatment of certain tax equity income at SoCore Energy as well as results from discontinued operations.
Turning to page 3, the full year core earnings story is much more straightforward since the GRC quarterly timing issues are not relevant on an annual basis. Remember that last year’s core results included

Exhibit 99.2

a 31 cent per share benefit from a change in uncertain tax positions. This dampens the overall earnings comparisons. Excluding this item, SCE core earnings increased eight percent in 2016. It’s probably more helpful to compare our results to our earnings guidance. Please turn to page 4.
Overall, core earnings of $3.97 per share are six cents per share higher than the mid-point of guidance.  SCE earnings are four cents per share higher due primarily to increased O&M savings and financing benefits partially offset by a lower energy efficiency incentive award and higher income tax expense.  Edison International parent and other losses of 25 cents per share are two cents per share better than guidance, largely from the stock option accounting item. Edison Energy Group full-year results are generally consistent with our guidance.
As Pedro touched on in his remarks, we’ve taken time since the third quarter call to assess the priorities and opportunities at Edison Energy Group and narrowed our strategic focus accordingly. The actions he summarized are reflected in our updated 2017 guidance. Please turn to page 5.
Our 2017 earnings guidance is built off the rate base model we have discussed with you in the past. We have used our updated 2017 weighted-average rate base forecast of $26.2 billion which is $200 million lower than our prior rate base guidance. This provides a SCE starting point of $4.05 per share. As we saw in our 2016 financial results, we anticipate further O&M cost savings that will be returned to customers starting in 2018 under SCE’s GRC filing. We also anticipate continued financing benefits related to long-term debt costs and above-trend AFUDC earnings relative to what are assumed in our rate base math. Together these total 31 cents per share. We also assume three cents per share in energy efficiency earnings. This gives us $4.39 per share as a midpoint for 2017 SCE GAAP and core earnings guidance. For EIX parent and other, our guidance is a loss of 25 cents per share. Costs for the holding company itself are estimated at 17 cents per share, which is consistent with our prior informal guidance of a little more than a penny per share a month. The lower Edison Energy Group losses make up the difference. This gets us to a midpoint of $4.14 per share. We are including a range of $4.04 to $4.24 per share.
Our key assumptions are as follows:
•One, a base CPUC ROE of 10.45% and FERC ROE of 10.50%;
•Two, no changes in federal or state tax policy;
•Three, shares outstanding are kept flat at 325.8 million shares through share purchases to offset incentive plan share needs;
•Four, we assume the SONGS settlement continues to be implemented as approved;

Exhibit 99.2

•Five, we exclude any decision on the MHI arbitration, which could include core earnings benefits from recovering legal costs and non-core earnings benefits from the balance of SCE’s share of an award, if any; and
•Six, we assume tax benefits from stock options of two cents per share recognized in January 2017.
Please turn to page 6. We have updated our SCE capital spending forecast largely to reflect revised estimates for the timing of major transmission projects. Overall, capital expenditures between 2016 and 2020 are approximately $450 million lower, with $350 million of the change related to transmission projects. First, spending on the Tehachapi transmission project is essentially completed. Now that the line is in full service we’ve removed roughly $90 million from our forecast to reflect lower final project costs. This benefits our customers but reduces rate base for 2017 and beyond. We were pleased to receive the final CPUC approval for our Mesa Substation project earlier this month. SCE is now moving ahead on construction planning activities, with actual construction to start in the second quarter. This decision, as with the West of Devers project approval from the U.S. Bureau of Land Management published in January, reaffirms our view that approval and construction of our key California ISO-driven projects are more a matter of timing rather than whether they will be built. With increased clarity around the planning process, construction completion for some projects is now scheduled for 2021 and 2022 and a portion of the spending previously anticipated to occur through 2020 will now occur in that later time period. Though the projects are all scheduled to be in service by 2021, there can be some final remediation and closing out of final project costs following a project being placed in service. The details on our larger transmission projects are included in the presentation appendix.
Note that our updated forecast does not include approximately $1 billion of potential capital investments that we have outside of normal GRC and FERC spending that could be approved and implemented between 2017 and 2022. This includes the significant transportation electrification proposals that Pedro discussed, and the second phase of SCE’s charge ready program for passenger vehicles as well as any appropriate storage investments under existing and future CPUC guidelines. I’ll come back to this shortly. Please turn to page 7.
The capital spending shifts have been incorporated into our estimate of rate base through 2020.  Rate base at that point is lower than prior forecasts. However, we expect that to reverse in 2021 and 2022. The reason for the catch-up in 2021 and 2022 is the manner in which certain FERC projects are added to rate base. Some are added to rate base during construction while for others, cumulative capital is added to rate base when the project is complete. Also keep in mind that our rate base forecast is on a weighted-average year basis, consistent with how SCE earns its return, so this also contributes to the timing lag.  As

Exhibit 99.2

those projects achieve completion in 2021 and 2022, rate base will adjust upward accordingly. On the chart, this is the $500 million increase offsetting the $500 million decrease in 2020. However, this does not change the fundamental above-average growth opportunity we see at SCE. Depending on our own recommendations on timing and on CPUC approvals, there may be additional rate base earnings potential in this period. Please turn to page 8.
We’ve talked about most of these opportunities previously but thought it a good reminder and so we’ve revised this slide to include the significant transportation electrification proposals that SCE recently filed. The first two elements - infrastructure reliability and grid modernization - are at the heart of our current and future general rate cases. Our currently identified transmission projects will continue through 2021 and 2022 and in the interim the California ISO will be planning for potential additional transmission requirements to meet the 50% renewables mandate for 2030. Most of the potential for energy storage rate base investment is a future opportunity, as is transportation electrification.
On page 9, we’ve identified several other topics I’ll touch on more briefly. The first is the CPUC cost of capital settlement now pending before the CPUC. The details on the mechanism are included on page 10. We believe the outcome is a fair balance between customers and shareholders. It continues what we see as a constructive mechanism that provides visibility and transparency on potential changes in allowed rates of return and authorized costs of debt and equity. As we indicated in our 8-K filing, we have estimated the earnings impact in 2018 preliminarily at $66 million pre-tax, or 12 cents per share. The true-up of long-term debt authorized rates to estimated actual rates is $41 million of the $66 million. The true-up of preferred equity is actually a positive $4 million, as SCE’s portfolio cost is slightly higher than what is authorized, and the new ROE of 10.3% could have a roughly $29 million impact. Ultimately, the impacts will depend on the final outlook for interest rates and preferred dividend rates as well as the timing of SCE financings. We will file those debt and preferred rates of return with the CPUC in the fourth quarter.
Staying on page 9, our current FERC settlement runs through calendar year 2017. We plan to file our 2018 FERC formula rate filing in the fourth quarter. Our current FERC settlement terms would remain in effect but subject to adjustment until a new formula rate is approved.
SCE’s balance sheet remains strong, with the weighted-average common equity component of total capitalization at 50.4% compared to the required 48%. SCE had commercial paper outstanding of $769 million compared to long-term debt of roughly $10.3 billion. SCE termed out $300 million in a separate bank credit facility early in 2017. SCE will continue to access the capital markets for first mortgage bonds and preferred equity, consistent with our capital spending forecast.

Exhibit 99.2

At the holding company, we maintain a modest amount of debt. We have $400 million of senior notes maturing this year, and we will look to refinance that at some point. We continue to see no need for equity issuance to support SCE’s capital spending program at this time. Please turn to page 11.
Our growth opportunities remain intact even with potential tax reform. Let’s consider the possible elements - interest deductibility, tax rate and capital expensing - from a customer perspective. Most impactful to customers would be the negative effect of eliminating the deductibility of interest expense. As a pass-through under the cost of service model, this would result in a permanent increase in customer rates. Lower tax rates are a positive to customers and would mitigate some of the interest deductibility impacts on customer rates. Full capital expensing will result in higher deferred taxes although also mitigated by lower tax rates. Over time, this will lower customer rates. The specific impact will depend on the relationship between these changes and the current rate-making methodology of immediately passing certain accelerated property-related deduction benefits to customers.
Edison International also benefits from the interest tax shield although the modest amount of holding company debt mitigates the impact of eliminating interest deductibility. A lower tax rate also reduces the value of the tax shield created by holding company costs. In addition, a lower tax rate would reduce the value of the EIX holding company tax assets, the net operating losses and tax credits which largely relate to the EME bankruptcy settlement. A remeasurement of these assets would be triggered by a lowering of the tax rate.
There are still many unknowns regarding tax reform and implementation but we have considered these key elements and overall we believe that we can deliver long-term above-average rate base growth with associated earnings and dividend growth opportunities.
I’ll close with a comment on what we see as our above-industry average dividend growth opportunity. Please turn to page 12. In December we increased the dividend by 25 cents per share for the third year in a row, and are proud of our record now of thirteen years of annual dividend increases. We still have plenty of opportunity to grow our dividend toward the high end of our target payout range. Based on the midpoint of our 2017 SCE earnings guidance, we are at 49% of our payout target of 45% to 55% of SCE earnings. The dividend will need to grow faster than earnings to move toward the high end of the range.